Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Armstrong World Industries, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-138034, 333-154765, 333-177072, and 333-212457) on Form S-8 and in the registration statement (No. 333-224533) on Form S-3 of Armstrong World Industries, Inc. of our reports dated February 25, 2019, with respect to the consolidated balance sheets of Armstrong World Industries, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of earnings and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule of valuation and qualifying reserves (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Armstrong World Industries, Inc.

Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board (FASB) Topic 606, Revenue from Contracts with Customers, and the related FASB Accounting Standard Updates, effective January 1, 2018, using the modified retrospective transition method.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 25, 2019